Exhibit 99.1
Orbitz Worldwide, Inc. Reports Fourth Quarter and Full Year 2010 Results
Chicago, February 16, 2011 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the fourth quarter and year ended December 31, 2010.
“2010 was a successful year in which we delivered $11.4 billion in gross bookings, 6% growth in Adjusted EBITDA, and acceleration in room night growth to 8%. We were particularly pleased with the performance of our ebookers business in Europe and our U.S. distribution business, both of which grew room nights by 50% or more,” said Barney Harford, CEO of Orbitz Worldwide. “In 2011 we are focused on strategic initiatives around hotel distribution including enhancing the hotel search and booking experience; expanding our mobile offerings; augmenting our ability to source a broad and deep range of highly competitive inventory from suppliers around the world; and completing the migration of our consumer businesses to the global platform.”

	Three Months Ended			Years Ended
	December 31,			December 31,
(in thousands, except per share data)	2010	2009	Change	2010	2009	Change

Gross bookings (a)	$2,550,749	$2,456,755	4%	$11,370,177	$9,942,444	14%
Net revenue	$182,364	$174,693	4%	$757,487	$737,648	3%
Net revenue margin (b)	7.1%	7.1%	0 ppt	6.7%	7.4%	-0.7 ppt
Net loss	$(78,041)	$(18,055)	**	$(58,237)	$(336,955)	-83%
Basic and Diluted EPS	$(0.76)	$(0.21)	**	$(0.58)	$(4.01)	-86%
Operating cash flow	$(25,040)	$1,732	**	$98,609	$105,074	-6%
Capital spending	$12,164	$12,100	1%	$40,010	$42,909	-7%

EBITDA (c)	$(51,231)	$24,466	**	$61,105	$(201,244)	**
Impairments	$79,546	—	**	$81,250	$331,527	-75%
Other adjustments	$(1,967)	$3,338	**	$10,099	$14,040	-28%
Adjusted EBITDA (c)	$26,348	$27,804	-5%	$152,454	$144,323	6%

Transaction growth (a)(d)	1%	20%	-19 ppt	7%	4%	3 ppt
Hotel room night growth (e)	4%	13%	-9 ppt	8%	4%	4 ppt

**	Not meaningful.

(a)	In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs. Historically, these metrics were reduced for same-day cancellations only. The prior period data in the table above has been updated to reflect this change. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historical gross bookings and transaction growth rates for this change.

(b)	Represents net revenue as a percentage of gross bookings.

(c)	Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

(d)	Represents year over year transaction growth on a booked basis, net of all cancellations made through the company’s websites.

(e)	Represents year over year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

Fourth Quarter 2010 Financial Highlights
The company reported a net loss of $78.0 million or $(0.76) per diluted share for the fourth quarter 2010 compared with a net loss of $18.1 million or $(0.21) per diluted share for the fourth quarter 2009. The net loss for the fourth quarter 2010 was due primarily to non-cash goodwill and intangible asset impairment charges. Adjusted EBITDA was $26.3 million for the fourth quarter 2010, a decrease of 5 percent year over year.
Gross Bookings and Net Revenue
Global gross bookings increased 4 percent year over year on both a reported and constant currency basis. This increase was due primarily to higher volume for the company’s ebookers and Orbitz for Business brands and higher air fares and average daily rates (“ADRs”) for hotel rooms. Lower air and vacation package volume for the company’s domestic leisure brands and lower hotel volume for HotelClub partially offset this increase.
Net revenue was $182.4 million for the fourth quarter 2010, an increase of 4 percent year over year on both a reported and constant currency basis. Net revenue was up primarily due to an increase in standalone hotel volume and ADRs, higher air volume for ebookers and a non-cash reduction in the unfavorable contract liability due to the termination of the Charter Associate Agreement with American Airlines effective December 2010. The reduction in this liability was recorded as an increase to net revenue. These increases were partially offset by lower advertising revenue and a decline in revenue from the company’s airline hosting business.

	Three Months Ended			Years Ended
	December 31,			December 31,
(in thousands)	2010	2009	Change	2010	2009	Change

Gross Bookings
Air	$1,906,822	$1,862,485	2%	$8,437,063	$7,254,952	16%
Non-air	643,927	594,270	8%	2,933,114	2,687,492	9%

Total Gross Bookings	$2,550,749	$2,456,755	4%	$11,370,177	$9,942,444	14%

Domestic	$2,114,917	$2,083,570	2%	$9,563,755	$8,503,179	12%
International	435,832	373,185	17%	1,806,422	1,439,265	26%

Total Gross Bookings (a)	$2,550,749	$2,456,755	4%	$11,370,177	$9,942,444	14%

Net Revenue
Air	$66,880	$59,474	12%	$274,568	$269,643	2%
Hotel	51,711	45,722	13%	203,821	183,658	11%
Vacation Package	25,972	26,651	-3%	115,161	117,026	-2%
Advertising and Media	12,526	16,709	-25%	49,353	59,534	-17%
Other	25,275	26,137	-3%	114,584	107,787	6%

Total Net Revenue	$182,364	$174,693	4%	$757,487	$737,648	3%

Domestic	$135,707	$134,875	1%	$579,585	$584,951	-1%
International	46,657	39,818	17%	177,902	152,697	17%

Total Net Revenue	$182,364	$174,693	4%	$757,487	$737,648	3%

(a)	In the second quarter 2010, the company revised how it calculates global gross bookings and transactions to reduce these amounts for all cancellations made through its websites in order to more closely correspond with the way the company reports net revenue. Under this revised methodology, the company reduces global gross bookings and transactions for cancellations in the month the cancellation occurs. Historically, these metrics were reduced for same-day cancellations only. The prior period data in the table above has been updated to reflect this change. The company has also posted on its website (www.orbitz-ir.com) a schedule that updates historical gross bookings and transaction growth rates for this change.
▪	Air net revenue was $66.9 million in the fourth quarter 2010, up 12 percent (13 percent on a constant currency basis) year over year. Air net revenue for the company’s domestic leisure brands was up 7 percent year over year primarily due to a non-cash reduction in the unfavorable contract liability due to the termination of the Charter Associate Agreement between the company and American Airlines effective December 2010, partially offset by a decline in air transactions. ebookers air net revenue increased 31 percent (34 percent on a constant currency basis) year over year due primarily to higher air transactions and higher average net revenue per airline ticket.

▪	Hotel net revenue was $51.7 million in the fourth quarter 2010, up 13 percent (11 percent on a constant currency basis) year over year. Hotel net revenue for the company’s domestic leisure brands increased due primarily to both higher hotel transactions and higher average net revenue per transaction. The higher average net revenue per transaction was driven by an increase in ADRs for hotel rooms, fewer promotional coupons issued by the company and an increase in rebates from a payment vendor, partially offset by a lower average length of stay. ebookers had another quarter of strong growth in standalone hotel transactions which also contributed to the increase in hotel net revenue. Lower hotel volume for HotelClub partially offset these increases.

▪	Vacation package net revenue decreased 3 percent in the quarter to $26.0 million. Lower volume and lower average net revenue per transaction for the company’s domestic leisure brands drove the decline. This decline was partially offset by an increase in ebookers vacation package net revenue due to higher volume, offset in part by lower average net revenue per transaction.

▪	Advertising and media revenue decreased 25 percent year over year to $12.5 million, primarily due to a $4.0 million decline in revenue from membership discount programs. Effective March 31, 2010, the company ended the membership discount program previously offered on its domestic leisure websites.

▪	Other net revenue, which is primarily comprised of car rental, cruise, destination services, travel insurance and airline hosting revenue, decreased 3 percent year over year. This decrease was due primarily to a decline in airline hosting revenue due to the termination of one of the company’s hosting agreements in the first quarter 2010 and, to a lesser extent, a decline in destination services revenue for the company’s domestic leisure brands. This decrease was partially offset by higher net revenue from car rentals due primarily to higher car rental transactions for the company’s domestic leisure brands and Orbitz for Business.
In order to provide a more comparable view of the company’s operating performance across periods, Appendix A to this press release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this press release.

Operating Expenses
Cost of revenue
Cost of revenue is primarily comprised of customer service costs, credit card processing fees and other costs, including customer refunds and charge-backs, commissions to private label partners (“affiliate commissions”) and connectivity and other processing costs.

	Three Months Ended
	December 31,		$	%
	2010	2009	Change	Change

	(in thousands)
Customer service costs	$13,633	$14,483	$(850)	-6%
Credit card processing fees	9,926	9,121	805	9%
Other	15,643	11,564	4,079	35%

Total cost of revenue	$39,202	$35,168	$4,034	11%

% of net revenue	21.5%	20.1%
Cost of revenue increased to 21.5 percent of net revenue in the fourth quarter 2010 due to higher credit card processing fees and higher customer refund and fraud costs, both of which were driven by stronger merchant gross bookings, and higher affiliate commissions due to the expansion of the company’s private label channel. Lower customer service staffing levels partially offset this increase.
Selling, general and administrative (SG&A) expense
SG&A expense is comprised of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other expenses.

	Three Months Ended
	December 31,		$	%
	2010	2009	Change	Change

		(in thousands)
Wages and benefits	$35,922	$40,923	$(5,001)	-12%
Contract labor	6,064	4,693	1,371	29%
Network communications, systems maintenance and equipment	6,286	6,324	(38)	-1%
Other	14,577	14,594	(17)	0%

Total SG&A	$62,849	$66,534	$(3,685)	-6%

% of net revenue	34.5%	38.1%
SG&A expense for the fourth quarter 2010 declined 6 percent year over year primarily due to lower employee incentive compensation, severance and stock based compensation expense and a decline in foreign currency losses and hedging costs. Higher travel and contract labor costs partially offset this decrease.
Marketing expense
The company’s marketing expense is primarily comprised of online marketing costs, such as search and banner advertising, and offline marketing costs, such as television, radio and print advertising. Marketing expense increased 7 percent year over year in the fourth quarter 2010 to $52.0 million. This increase was due primarily to higher online marketing spending driven by an increase in the cost per transaction for HotelClub and higher transaction volume for ebookers. Offline marketing spending was relatively flat year over year. Marketing expense as a percentage of net revenue increased to 29 percent for the fourth quarter 2010, up from 28 percent in the fourth quarter 2009.
Interest Expense
Orbitz Worldwide incurred net interest expense of $10.6 million in the fourth quarter 2010, a decline of 25 percent year over year. This year over year decline was primarily due to lower outstanding borrowings and a lower effective interest rate on the company’s term loan. The company’s outstanding borrowings are expected to decline further in 2011 as a result of an approximate $19.8 million excess cash flow payment the company is required to make on its term loan in March 2011. At December 31, 2010, $300.0 million of the $492.0 million outstanding on the company’s term loan had fixed interest rates through interest rate swaps. The weighted-average effective interest rate on the term loan was 4.28 percent for the fourth quarter 2010, down from 5.98 percent for the fourth quarter 2009.
Cash Flow
Orbitz Worldwide reported operating cash flow of $98.6 million for the year ended December 31, 2010, a decline of 6 percent year over year. The decline in operating cash flow was primarily driven by lower booking fee revenue, changes in the timing of payments received from global distribution systems, the payment of employee incentive compensation in the first quarter 2010 and changes in other working capital accounts. These decreases were partially offset by higher merchant gross bookings, lower interest payments and the timing of payments related to the company’s marketing spending.
At December 31, 2010, cash and cash equivalents were $97.2 million compared with cash and cash equivalents of $46.4 million at December 31, 2009 (net of $42.2 million of borrowings under the revolving credit facility). The year over year increase in cash was driven in part by the $50.0 million of cash proceeds received from the additional equity investment made by Travelport in January 2010.
Operational Highlights
•	In November 2010, Roger Liew was named Chief Technology Officer. Previously, Roger was Vice President of Technology at Orbitz Worldwide and Group Manager of the Intelligent Marketplace Group.

•	In November 2010, Orbitz launched the first native applications for the iPhone® and Android™ mobile devices that allow consumers to shop and book air travel, hotel and car rental options. The company also launched a next generation mobile website (m.orbitz.com) that enables consumers to access Orbitz from any Web-enabled mobile phone. The Orbitz applications for iPhone® and Android™, as well as the next generation of the Orbitz mobile website, now allow travelers to make reservations quickly, access itineraries anytime, anywhere and check flight status, gate and baggage claim details.

•	During the fourth quarter, Orbitz Worldwide signed a two-year global hotel agreement with Wyndham Worldwide, including 6,200 participating hotels. Orbitz Worldwide also signed agreements with a number of regional hotel partners, including Southern Sun, Doyle Collection, Vacances Bleues, Simply Hotels, Pestana Hotels & Resorts and Austria Trend Hotels. In addition, Orbitz signed an agreement with Accor to offer their Ibis brand in select countries.

•	In December 2010, Orbitz launched its annual Winter Hotel Sale, offering travelers up to 50 percent off of thousands of hotels worldwide.

•	During the fourth quarter, Orbitz Worldwide signed global contracts with destination marketing organizations, including Tourism Australia, Puerto Rico Tourism Company, Hawaii Tourism Authority and Canadian Tourism Commission. Orbitz Worldwide now has partner marketing agreements with nearly 200 destination marketing organizations.

•	In December 2010, the company launched a customized private label solution for Ultimate Fighting Championship, enabling their customers to book hotels, air travel, car rentals and vacation packages using the Orbitz Worldwide global network of suppliers.

•	In December 2010, ebookers launched its mobile website (m.ebookers.com), which allows consumers to shop and book air travel, hotel and car rental options directly from any web-enabled mobile device — in all languages and currencies supported by ebookers. The ebookers mobile website is built upon the global technology platform and allows customers to access their itineraries anytime, anywhere and enables access to rich content for hotels such as detailed descriptions, reviews, maps and photos. ebookers was the first online travel agent in Europe to offer a fully bookable mobile service for multiple products.

•	In January 2011, ebookers launched a new advertising campaign across all of its 12 country websites which reinforces its “Book easier, travel happier” value proposition. ebookers also sponsored a prime time television program beginning in January 2011 to further drive brand awareness for consumer audiences with a passion for travel.

•	In January 2011, Orbitz launched its Winter Savecations Hotel Sale, offering travelers 30 percent or more off of thousands of hotels worldwide.

•	Russ Hammer was appointed Chief Financial Officer effective January 1, 2011. Previously, Russ was Chief Financial Officer at Crocs, Inc.

•	In February 2011, the company signed a long-term renewal agreement with ITA Software, Inc. (“ITA”), a leading provider of innovative solutions to the travel industry. The agreement includes terms for the company’s use of ITA’s QPX software for the Orbitz.com and CheapTickets.com websites through December 31, 2015.
Outlook
For the first quarter 2011, the company expects:
•	Net revenue in the range of $177 million to $184 million; and

•	Adjusted EBITDA between $16 million and $21 million.
The midpoint of the company’s Adjusted EBITDA guidance for the first quarter 2011, excluding $6 million of previously disclosed non-recurring items for first quarter 2010, represents a 25 percent decrease from the first quarter 2010.
This outlook assumes relatively stable foreign exchange rates.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its fourth quarter and full year 2010 results at 10:00 a.m. EST (9:00 a.m. CST) on Wednesday, February 16, 2011. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at www.orbitz-ir.com. An archive of the webcast and a transcript will also be available on the website for a period of at least 30 days.

About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world’s largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company’s expected financial performance and its strategic operational plans. The results presented are unaudited. The company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the economic recession and general state of the financial markets; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; the termination of any major supplier’s participation on the company’s websites; maintenance and protection of the company’s information technology and intellectual property; the outcome of pending litigation; the company’s level of indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the company’s Investor Relations website at www.orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 16, 2011, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release is contained in Appendix A attached to this press release.

Media Contact: Brian Hoyt +1 312 894 6890 brian.hoyt@orbitz.com	Investor Contact: Melissa Hayes +1 312 260 2428 melissa.hayes@orbitz.com
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Orbitz Worldwide, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Net revenue	$182,364	$174,693	$757,487	$737,648
Cost and expenses
Cost of revenue	39,202	35,168	153,516	138,376
Selling, general and administrative	62,849	66,534	244,114	256,659
Marketing	51,998	48,528	217,520	214,445
Depreciation and amortization	16,442	18,160	72,891	69,156
Impairment of goodwill and intangible assets	70,151	—	70,151	331,527
Impairment of property and equipment and other assets	9,395	—	11,099	—

Total operating expenses	250,037	168,390	769,291	1,010,163

Operating (loss) income	(67,673)	6,303	(11,804)	(272,515)

Other (expense) income
Net interest expense	(10,636)	(14,140)	(44,070)	(57,322)
Other income	—	3	18	2,115

Total other expense	(10,636)	(14,137)	(44,052)	(55,207)

Loss before income taxes	(78,309)	(7,834)	(55,856)	(327,722)
(Benefit) provision for income taxes	(268)	10,221	2,381	9,233

Net loss	$(78,041)	$(18,055)	$(58,237)	$(336,955)

Net loss per share—basic and diluted:
Net loss per share	$(0.76)	$(0.21)	$(0.58)	$(4.01)

Weighted-average shares outstanding	103,255,223	84,437,135	101,269,274	84,073,593

Orbitz Worldwide, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$97,222	$88,656
Accounts receivable (net of allowance for doubtful accounts of $956 and $935, respectively)	54,702	54,708
Prepaid expenses	17,425	17,399
Due from Travelport, net	15,449	3,188
Other current assets	3,627	5,702

Total current assets	188,425	169,653
Property and equipment, net	158,063	180,962
Goodwill	677,964	713,123
Trademarks and trade names	128,431	155,090
Other intangible assets, net	7,649	18,562
Deferred income taxes, non-current	8,147	9,954
Other non-current assets	48,024	46,898

Total Assets	$1,216,703	$1,294,242

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,491	$30,279
Accrued merchant payable	233,850	219,073
Accrued expenses	105,798	112,771
Deferred income	30,850	30,924
Term loan, current	19,808	20,994
Other current liabilities	5,994	5,162

Total current liabilities	422,791	419,203
Term loan, non-current	472,213	555,582
Line of credit	—	42,221
Tax sharing liability	101,545	108,736
Unfavorable contracts	8,068	9,901
Other non-current liabilities	22,233	28,096

Total Liabilities	1,026,850	1,163,739

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 102,342,860 and 83,831,561 shares issued and outstanding, respectively	1,023	838
Treasury stock, at cost, 25,237 and 24,521 shares held, respectively	(52)	(48)
Additional paid in capital	1,029,215	921,425
Accumulated deficit	(843,609)	(785,372)
Accumulated other comprehensive income (loss) (net of accumulated tax benefit of $2,558 and $2,558, respectively)	3,276	(6,340)

Total Shareholders’ Equity	189,853	130,503

Total Liabilities and Shareholders’ Equity	$1,216,703	$1,294,242

Orbitz Worldwide, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Years Ended December 31,
	2010	2009
Operating activities:
Net loss	$(58,237)	$(336,955)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net gain on extinguishment of debt	(57)	(2,172)
Depreciation and amortization	72,891	69,156
Impairment of goodwill and intangible assets	70,151	331,527
Impairment of property and equipment and other assets	11,099	—
Amortization of unfavorable contract liability	(9,226)	(3,300)
Non-cash net interest expense	15,797	15,451
Deferred income taxes	1,494	6,920
Stock compensation	12,535	14,099
Provision for bad debts	34	566
Changes in assets and liabilities:
Accounts receivable	(256)	4,508
Deferred income	(831)	8,575
Due to/from Travelport, net	(12,126)	6,344
Accrued merchant payable	14,593	3,582
Accounts payable, accrued expenses and other current liabilities	(11,636)	(10,848)
Other	(7,616)	(2,379)

Net cash provided by operating activities	98,609	105,074

Investing activities:
Property and equipment additions	(40,010)	(42,909)
Changes in restricted cash	(132)	(682)

Net cash used in investing activities	(40,142)	(43,591)

Financing activities:
Proceeds from issuance of common stock, net of issuance costs	48,930	—
Payment of fees to repurchase a portion of the term loan	(248)	—
Payments on the term loan	(20,994)	(5,924)
Payments to extinguish debt	(13,488)	(7,774)
Payments to satisfy employee tax withholding obligations upon vesting of equity-based awards	(2,984)	(422)
Proceeds from exercise of employee stock options	72	422
Payments on tax sharing liability	(18,885)	(11,075)
Proceeds from line of credit	—	99,457
Payments on line of credit	(42,221)	(81,052)
Proceeds from note payable	800	—
Payments on note payable	(57)	—

Net cash used in financing activities	(49,075)	(6,368)

Effects of changes in exchange rates on cash and cash equivalents	(826)	2,348

Net increase in cash and cash equivalents	8,566	57,463
Cash and cash equivalents at beginning of period	88,656	31,193

Cash and cash equivalents at end of period	$97,222	$88,656

Supplemental disclosure of cash flow information:
Income tax payments, net	$1,120	$1,151
Cash interest payments, net of capitalized interest of $17 and $82, respectively	$27,935	$42,075
Non-cash investing activity:
Capital expenditures incurred not yet paid	$2,948	$307
Non-cash financing activity:
Repayment of term loan in connection with debt-equity exchange	$49,564	—

Appendix A: Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company’s financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company’s business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company’s business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company’s actual results against management’s expectations. The compensation of management and other employees within the company is also tied to the company’s actual performance, as measured by Adjusted EBITDA relative to performance targets established by the company’s board of directors and its compensation committee.

•	EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with borrowed funds (specifically, funds borrowed under its revolving credit facility), if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company’s interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company’s non-GAAP measures is consistent with the company’s intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company’s business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•	Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company’s business, by excluding the items described above, as well as certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges and litigation settlements. Adjusted EBITDA does not exclude certain non-cash items, such as accruals of revenue and expense, because these items represent timing differences and management believes that by including these items, it is providing a better view of the cash earnings capability of the business.
EBITDA and Adjusted EBITDA, as presented for the three months and years ended December 31, 2010 and December 31, 2009, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)
Net loss	$(78,041)	$(18,055)	$(58,237)	$(336,955)
Net interest expense	10,636	14,140	44,070	57,322
(Benefit) provision for income taxes	(268)	10,221	2,381	9,233
Depreciation and amortization	16,442	18,160	72,891	69,156

EBITDA	$(51,231)	$24,466	$61,105	$(201,244)

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)
EBITDA	$(51,231)	$24,466	$61,105	$(201,244)
Impairment of goodwill and intangible assets (a)	70,151	—	70,151	331,527
Impairment of property and equipment and other assets (b)	9,395	—	11,099	—
Acceleration of amortization of net unfavorable contract liability (c)	(5,342)	—	(5,342)	—
Stock-based compensation expense (d)	1,875	3,318	12,862	15,226
Net gain on extinguishment of debt (e)	—	—	(57)	(2,172)
Professional services fees (f)	—	—	—	570
Restructuring (g)	—	20	(152)	521
Litigation settlements (h)	1,500	—	2,788	—
Adjustment to tax sharing liability (i)	—	—	—	(105)

Adjusted EBITDA	$26,348	$27,804	$152,454	$144,323

(a)	Represents the non-cash charge recorded for the impairment of goodwill and intangible assets. Management adjusts for this item because it represents a significant non-cash operating expense that is not reflective of the cash earnings capability of the business.

(b)	Represents non-cash charges recorded for the impairment of assets related to in-kind marketing and promotional support from Northwest Airlines and American Airlines (“AA”) under their respective Charter Associate Agreements. Also includes a non-cash charge recorded for the impairment of capitalized software for HotelClub. Management adjusts for these items because they represent significant non-cash operating expenses that are not reflective of the cash earnings capability of the business.

(c)	Primarily represents a non-cash reduction in the unfavorable contract liability related to the reduction in expected future rebate payments the company would be required to make following AA’s termination of its Charter Associate Agreement with the company effective December 2010. This reduction was recorded as an increase to net revenue for the fourth quarter and full year 2010. Also includes accelerated amortization related to the shortening of the useful life of the in-kind marketing and promotional support asset related to Continental Airlines pursuant to its Charter Associate Agreement with the company. The useful life was shortened following the merger of Continental Airlines and United Airlines. Management adjusts for these items because they represent significant non-cash amounts that are not reflective of the cash earnings capability of the business.

(d)	Primarily represents non-cash stock compensation expense; the three months ended December 31, 2009 and the years ended December 31, 2010 and December 31, 2009 also include expense related to restricted cash awards granted prior to the company’s initial public offering in July 2007 (“IPO”). These restricted cash awards became fully vested in May 2010. Management adjusts for stock-based compensation expense as it represents a significant non-cash operating expense that is not indicative of the cash earnings capability of the business.

(e)	Represents the net gain recorded upon extinguishment of portions of the company’s term loan. Management adjusts for this item because it represents a significant non-recurring benefit that is not indicative of the cash earnings capability of the business.

(f)	Represents accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusted for these costs because they were non-recurring charges, representative of the company’s transition to a public company.

(g)	Represents restructuring costs recorded in the second half of 2009 and subsequent changes in the company’s estimate of the amount of such costs. Management adjusts for restructuring costs because they are non-recurring charges that are not indicative of the cash earnings capability of the business.

(h)	Represents charges related to accruals established for certain legal proceedings. Management adjusts for these items because they represent significant non-recurring charges that are not indicative of the cash earnings capability of the business.

(i)	Represents an adjustment recorded to properly reflect the present value of the tax sharing liability. Management adjusts for this item as it represents a non-cash item that is not indicative of the performance of the company’s core operations, and it impacts comparability across periods.

Gross Bookings and Net Revenue, at Constant Currency
The company’s reporting currency is the U.S. Dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. Dollar relative to the currencies of the international markets in which the company operates, particularly the Pound Sterling, Euro and Australian Dollar. Management evaluates the company’s operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company’s operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended
	December 31, 2010
			Total
(in thousands)	Domestic	International	Orbitz Worldwide

Gross Bookings
Q4, 2010 Reported Gross Bookings	$2,114,917	$435,832	$2,550,749

Q4, 2009 Reported Gross Bookings	$2,083,570	$373,185	$2,456,755
Impact of Foreign Exchange Rates	—	(5,127)	(5,127)

Q4, 2009 Gross Bookings at Constant Currency	$2,083,570	$368,058	$2,451,628

Reported Gross Bookings Growth	2%	17%	4%
Gross Bookings Growth at Constant Currency	2%	18%	4%

Net Revenue
Q4, 2010 Reported Net Revenue	$135,707	$46,657	$182,364

Q4, 2009 Reported Net Revenue	$134,875	$39,818	$174,693
Impact of Foreign Exchange Rates	—	533	533

Q4, 2009 Net Revenue at Constant Currency	$134,875	$40,351	$175,226

Reported Net Revenue Growth	1%	17%	4%
Net Revenue Growth at Constant Currency	1%	16%	4%

	Year Ended
	December 31, 2010
			Total
(in thousands)	Domestic	International	Orbitz Worldwide

Gross Bookings
2010 Reported Gross Bookings	$9,563,755	$1,806,422	$11,370,177

2009 Reported Gross Bookings	$8,503,179	$1,439,265	$9,942,444
Impact of Foreign Exchange Rates	—	27,606	27,606

2009 Gross Bookings at Constant Currency	$8,503,179	$1,466,871	$9,970,050

Reported Gross Bookings Growth	12%	26%	14%
Gross Bookings Growth at Constant Currency	12%	23%	14%

Net Revenue
2010 Reported Net Revenue	$579,585	$177,902	$757,487

2009 Reported Net Revenue	$584,951	$152,697	$737,648
Impact of Foreign Exchange Rates	—	6,389	6,389

2009 Net Revenue at Constant Currency	$584,951	$159,086	$744,037

Reported Net Revenue Growth	-1%	17%	3%
Net Revenue Growth at Constant Currency	-1%	12%	2%

Appendix B: Trended Operating Metrics

	2009				2010
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Gross Bookings (in thousands)
Domestic
Air	$1,421,051	$1,714,962	$1,595,580	$1,627,674	$1,816,137	$2,073,924	$1,768,632	$1,638,738
Non-air	594,028	553,532	540,456	455,896	621,260	584,194	584,691	476,179

Total	2,015,079	2,268,494	2,136,036	2,083,570	2,437,397	2,658,118	2,353,323	2,114,917
International
Air	226,132	222,218	212,524	234,811	316,107	274,593	280,848	268,084
Non-air	124,161	129,252	151,793	138,374	176,739	144,928	177,375	167,748

Total	350,293	351,470	364,317	373,185	492,846	419,521	458,223	435,832
Orbitz Worldwide
Air	1,647,183	1,937,180	1,808,104	1,862,485	2,132,244	2,348,517	2,049,480	1,906,822
Non-air	718,189	682,784	692,249	594,270	797,999	729,122	762,066	643,927

Total	$2,365,372	$2,619,964	$2,500,353	$2,456,755	$2,930,243	$3,077,639	$2,811,546	$2,550,749
Year over Year Gross Bookings Growth
Domestic	-13%	-9%	-5%	15%	21%	17%	10%	2%
International	-34%	-29%	-16%	35%	41%	19%	26%	17%
Orbitz Worldwide	-17%	-13%	-7%	18%	24%	17%	12%	4%
At Constant Currency
Domestic	-13%	-9%	-5%	15%	21%	17%	10%	2%
International	-18%	-15%	-9%	16%	25%	20%	29%	18%
Orbitz Worldwide	-14%	-10%	-5%	15%	22%	18%	13%	4%

Orbitz Worldwide Transaction Growth	-12%	3%	7%	20%	20%	5%	5%	1%
Orbitz Worldwide Hotel Room Night Growth	-1%	2%	3%	13%	13%	9%	5%	4%

Net Revenue (in thousands)
Domestic
Air Transactional	$66,063	$53,577	$47,945	$46,408	$52,846	$53,867	$48,280	$49,757
Non-air Transactional	74,097	79,103	79,675	70,372	77,420	84,896	88,357	73,743
Non-transactional	16,861	16,362	16,393	18,095	13,729	12,547	11,936	12,207

Total	157,021	149,042	144,013	134,875	143,995	151,310	148,573	135,707
International
Air Transactional	15,265	15,389	11,930	13,066	18,779	16,996	16,920	17,123
Non-air Transactional	15,431	22,498	29,616	25,511	23,404	24,191	27,683	28,170
Non-transactional	676	1,030	1,044	1,241	975	994	1,303	1,364

Total	31,372	38,917	42,590	39,818	43,158	42,181	45,906	46,657

Orbitz Worldwide	$188,393	$187,959	$186,603	$174,693	$187,153	$193,491	$194,479	$182,364

Year over Year Net Revenue Growth
Transactional
Domestic	-8%	-18%	-24%	-12%	-7%	5%	7%	6%
International	-39%	-24%	-18%	49%	37%	9%	7%	17%
Orbitz Worldwide	-16%	-20%	-23%	-2%	1%	6%	7%	9%
Transactional at Constant Currency
Domestic	-8%	-18%	-24%	-12%	-7%	5%	7%	6%
International	-23%	-9%	-12%	25%	19%	6%	7%	16%
Orbitz Worldwide	-11%	-17%	-22%	-5%	-2%	5%	7%	8%
Non-transactional	4%	-5%	-12%	-10%	-16%	-22%	-24%	-30%
Orbitz Worldwide	-14%	-19%	-22%	-3%	-1%	3%	4%	4%
Orbitz Worldwide at Constant Currency	-10%	-15%	-21%	-6%	-3%	2%	4%	4%